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                       1,085,296 SHARES OF COMMON STOCK
                          OFFERED PURSUANT TO RIGHTS
                        DISTRIBUTED TO SHAREHOLDERS OF
                             HURCO COMPANIES, INC.

                                                                   June 6, 1996

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

  We are enclosing the materials listed below in connection with the offering by Hurco Companies, Inc. (the "Company") of 1,085,296 shares of common stock, no par value (the "Common Stock"), of the Company, at a subscription price of $4.63 per share, pursuant to nontransferable subscription rights (the "Rights") distributed to holders of record of Common Stock as of the close of business on June 5, 1996 (the "Record Date"). The Rights are described in the Prospectus and evidenced by a Subscription Certificate registered in your name or the name of your nominee.

  Each beneficial owner of Common Stock registered in your name or the name of your nominee is entitled to .20 of a Right for each share of Common Stock owned by such beneficial owner. No fractional Rights or cash in lieu thereof will be issued or paid.

  We are asking you to contact your clients for whom you hold Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights.

  Enclosed are copies of the following documents:

    1. The Prospectus;

    2. Subscription Certificate(s) evidencing Rights;

    3. The Instructions for Completing Subscription Certificates;

    4. A form of letter which may be sent to your clients for whose accounts you hold Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regards to the Rights;

    5. Notice of Guaranteed Delivery;

    6. A return envelope addressed to State Street Bank & Trust Company, Subscription Agent;

    7. A DTC Participant Oversubscription Form; and

    8. Nominee Holder Certification.

  YOUR PROMPT ACTION IS REQUESTED. THE RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 3, 1996, UNLESS EXTENDED FOR UP TO THIRTY (30) DAYS BY THE COMPANY.

  To exercise the Rights, properly completed and executed Subscription Certificates (unless the guaranteed delivery procedures are complied with) and payment in full for all Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to 5:00 p.m., New York City time, on July 3, 1996.

  Additional copies of the enclosed materials, as well as the certification needed to round up fractional shares, may be obtained from Georgeson & Company Inc., the Information Agent. The Information Agent's toll-free telephone number is (800) 223-2064.

                                          Very truly yours,

                                          HURCO COMPANIES, INC.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF HURCO COMPANIES, INC., THE DEPOSITORY TRUST COMPANY, THE INFORMATION AGENT OR THE SUBSCRIPTION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.